**NO QUOTE BASIS**

BUZZ KILL, INC.
4 Park Avenue, Suite 16K
New York, New York 10016

As of April 13, 2007

Seasmoke, Inc. f/s/o Steven Kampmann
c/o Elkins & Elkins
16830 Ventura Boulevard, Suite 300
Encino, CA 91436

Re: Buzz Kill/Steven Kampmann

Dear Mr. Kampmann:

The following shall set forth the agreement (”Agreement") between Buzz Kill, Inc. ("Company'), which is or shall become by principal photography of the Picture a signatory to the applicable DGA Agreement, and Seasmoke, Inc. (”Lender") with respect to Lender furnishing the services of Steven Kampmann (“Director") for Director’s directing services in connection with the motion picture currently entitled “Buzz Kill" ("Picture") as follows; contingent upon, however, that Company secures financing for the Picture:

1. Services. Lender shall cause Director to render all services reasonably required by Company during the pre-production, production and post-production of the Picture.

1.1 Pre-Production Services: During the pre-production period,commencing as one (1) week on either side of June 11, 2007 until one (1) week on either side of July 16, 2007 ('Pre-Production Period"), Lender shall cause Director’s services to be on a exclusive, first priority, in-person basis; it being understood that in the event that Director provides services for a third party, Lender shall ensure that such services shall not interfere or in any way hinder either Lender's or Director’s obligations hereunder. During the Pre-Production Period, Director shall, amongst other things, attend development, casting, location, scheduling, financing and budget meetings as reasonably designated by Company and perform all other services customarily rendered by directors of first-class independently produced theatrical motion pictures.

1.2 Production/Post-Production Services: Director's services shall be exclusive commencing one (1) week on either side of July 16, 2007 through completion of principal photography and first priority through Directors delivery of the final cut of the Picture; thereafter, Director’s services shall be non-exclusive but rendered on a regular in-person basis until delivery of the completed Picture (including airline and television coverage, and any additional photography required by Company), provided that Director’s professional availability does not materially interfere with the delivery of the completed Picture. Notwithstanding the foregoing, any of Director’s services subsequent to September 8, 2007 shall be subject to Directors teaching schedule.

1.3 Pay and Play Basis: Provided Lender and Director have fully Performed all material services required by Company in connection with the Picture, provided further that neither Lender nor Director are in material default or breach of this Agreement, and subject to Company’s right of suspension and/or termination on account of Directors default, disability or an event of force majeure, Director shall become "pay and play" for the Director Fees in Paragraph 4.1(a) once the Company sets the Picture for production; it being understood that the Picture shall be deemed "set for production" when the financing for the Picture has been secured, final screenplay and budget have been approved by Company, the principal cast and creative personnel have been engaged and a definite start date has been scheduled by the Company for commencement of principal photography; provided, however, that in no event shall Director become "pay and play" later than any other “pay and play" individual associated with the Picture (except the producers of the Picture).

2. Picture Specifications. Notwithstanding anything to the contrary contained herein, all of Company's obligations hereunder shall be conditioned upon the following specifications for the Picture unless otherwise approved by Company in writing. The Picture shall: (i) conform to the Company-approved screenplay dated as of February 8, 2007, except for minor changes during production; (ii) have a running time of not less than eighty-five (85) minutes (exclusive of main and end titles) nor more than one hundred twenty (120) minutes (inclusive of main and end titles); (iii) receive a MPAA rating no more restrictive than "R"; and (iv) have sufficient alternative footage of scenes and dialogue necessary for airline and U.S. network television exhibition of the Picture.

3. Credit. Provided that the Picture is substantially completed with Director as the sole director (excluding, however, second unit photography) thereof and there is no material uncured breach by Lender and/or Director hereunder, Director shall be accorded the following credits:

3.1 Directed By Credit: a “Directed By" credit on a separate card in the main titles on positive prints of the Picture and in the billing block portion of all paid advertising of the Picture under Company's control (subject to the customary exclusions and practices of the distributor(s) of the Picture). Director’s credit shall be at the same size  height, width, thickness and duration) of the credit of any other individual rendering producing or executive producing services on the Picture. If any individual producer or executive producer credit is displayed in the billing block portion of an excluded ad issued by or under the control of Company (other than an advertisement related to awards, nominations, congratulations and the like or in the audio portion of any excluded ad in which only the honoree is mentioned), then Director shall receive Director's "Directed By" credit in the billing block portion of such excluded ad. In the event that Company elects, in its sole discretion, to include a "billing block" on the packaging of video and soundtrack items (collectively, "Packaging"), Director shall receive Director's "Directed By" credit on the packaging of the video and soundtrack items (collectively, the "Packaging").

3.2 Possessory Credit: A "Film By" credit on a separate card in the main titles on positive prints of the Picture and in the billing block portion of all paid advertising of the Picture under Company's control (subject to the customary exclusions and practices of the distributor(s) of the Picture). Director's credit shall be at the same size (i.e., height, width, thickness and duration) of the credit of any other individual rendering producing or executive producing services on the Picture. If the production credit accorded for the Picture is displayed in the billing block portion of an excluded ad issued by or under the control of Company (other than an advertisement related to awards, nominations, congratulations and the like or in the audio portion of any excluded ad in which only the honoree is mentioned), then Director shall receive Director's "Film By" credit in the billing block portion of such excluded ad. In the event that Company elects, in its sole discretion, to include a 'billing block" on the Packaging, Director shall receive Director's "Film By" credit on the Packaging.

3.3 Miscellaneous: Company shall contractually obligate the distributor(s) of the Picture to comply with the credit herein, but shall not be responsible for such distributor(s)' failure to comply nor for inadvertent breach. Subject to the applicable provisions of the Directors Guild of America Low Budget Agreement ("DGA Agreement"), all other aspects of Director's credit shall be determined in Company's sole discretion. No casual or inadvertent failure of Company to comply with the provisions of this paragraph, nor any failure by third parties to comply with their agreements with Company, shall constitute a breach of this Agreement by Company or such third parties. In the event of any failure by Company to comply with the foregoing credit provisions, and upon written notice from either Lender or Director, Company shall make good faith efforts to prospectively cure any such failure which is commercially practicable.

4. Compensation. Provided that the Picture is produced by Company or its assignees, licensees or successors and that neither Lender nor Director is in material uncured breach hereunder, Lender shall be entitled to receive the following compensation:

4.1 Director Fees: Fixed Compensation in the amount of: (a) Twenty Thousand Dollars ($20,000), for Director's services required by Company hereunder, which shall be due and payable as follows:

(i) twenty percent (20%) upon execution of this Agreement;

(ii) sixty percent (60%) in weekly installments over the in-going schedule of principal photography;

(iii) ten percent (10%) upon the conclusion of principal photography; and

(iv) ten percent (10%) upon the Picture being delivered.

(b) a ”Deferral" in the amount of Fifty Thousand Dollars ($50,000) which shall be due and payable according to the Definition and Application of Proceeds to be attached hereto as Exhibit "A";

(c) An additional fee of Ten Thousand Dollars ($10,000) for every One Hundred Thousand Dollars ($100,000) that the final ”actualized" budget of the Picture (excluding contingency, completion bond costs, interest and other finance charges and any amounts payable to Lender hereunder) in excess of the currently anticipated budget of Six Hundred Fifty Thousand Dollars ($650,000).

4.2 Contingent Compensation: If Company or its assignees, licenses or successors produces or causes the Picture to be produced, in addition to the amount set forth in Paragraph 4.1 above, Lender shall each receive an amount equal to five percent (5%) of one hundred percent (100%) of the “Net Proceeds", which shall be defined, calculated, due and payable in accordance with Company's standard definition, subject to good faith negotiations but in any event defined, computed, accounted for and paid on a most favored nations basis with any other Net Proceeds participant.

4.3. Box Office Bonus: If the Picture is released as a theatrical motion picture and if the Picture's North American (i.e., the United States and Canada) theatrical box office receipts (as reported in weekly Variety or EDI) reach or exceed Fifteen Million Dollars ($15,000,000) then Company shall pay to Lender the amount of Twenty Five Thousand Dollars ($25,000) and an additional Twenty Five Thousand Dollars ($25,000) thereafter for each Fifteen Million Dollars ($15,000,000) in theatrical box office receipts (as reported in weekly Variety or EDI) reached thereafter. All amounts paid to Lender pursuant to this Paragraph 4.3 shall be applicable against Lender's Net Proceeds Participation.

5. Transportation. Lender and Director acknowledge that Director is to be considered a local hire. Accordingly, no travel, hotel or per-diem expenses shall become due or payable as a result of either Lender's or Directors participation in the filming of the Picture. Notwithstanding the foregoing, if Company shall require Director to render services hereunder (other than for publicity or promotional services) at a location which is more than one hundred (100) miles from Directors principal residence (the "Location"), then Company shall provide Director with: (i) one (1) round-trip, coach-class air transportation (if available, appropriate and if used), between Director's residence and the Location (only if such travel is provided to other non-cast members; provided, however, that no such transportation shall be accorded if traveling within the state of New Jersey); (ii) hotel accommodations (room and tax only) (only if such accommodations are provided to other non-cast members); and (iii) ground transportation between the airport and hotel accommodations and ground transportation between hotel and the set and between locations (only if such transportation is provided to any other non-cast member). Lender and Director expressly acknowledge that no such transportation or expenses are required in order for Director to render Director's services hereunder.

6. Cutting & Editing. Subject to the customary restrictions of the distributor(s) of the Picture, and subject further to the DGA Agreement, and provided that: (i) principal photography of the Picture is completed with Director as the sole director thereof: (ii) neither Lender nor Director materially breach any of the terms hereunder and such breach remains uncured; and (iii) the Picture is completed in conformity with the picture specifications as set forth in Paragraph 2 herein, Director shall have the right of "final cut." Director agrees to deliver the “locked" Picture no later than eight (8) weeks after the conclusion of principal photography and the "final cut" not later than twelve (12) weeks thereafter. Director's cutting and preview rights hereunder shall be, as set forth in the DGA Agreement, exercised in a manner so as not to result in any costs in excess of the approved budget for the Picture. Further, subject to the customary restrictions of the distributor(s) of the Picture, Director shall have the right to cut the foreign, festival, television, music videos and airline versions of the Picture.

7. Approvals. Lender and Director acknowledge and agree that Director shall have all approvals and controls subject to meaningful consultation with Company, including, without limitation, with respect to all key creative elements and the key crew. Director shall have meaningful consultation regarding the production schedule, script, the score and soundtrack for the Picture. Lender and Director acknowledge that the services to be rendered hereunder are personal to Director and may not be delegated or assigned.

8. Work-For-Hire. Lender and Director acknowledge that all results and proceeds of Lender's and Director's services hereunder and any material, whether written or oral, contributed or submitted to Company in connection with the Picture are being specially ordered by Company for use as part of a motion picture and shall be considered a "work-made-for-hire" for Company and, therefore, Company shall be the author and copyright owner thereof for all purposes throughout the universe. If for any reason any of the foregoing results and proceeds or materials are not deemed a work-made-for-hire then Lender and Director hereby grant and irrevocably assign to Company all such rights. Lender and Director hereby grant to Company the right, in perpetuity and throughout the world, to use, issue and authorize publicity concerning Director and to use Director's name, approved image, approved voice, approved likeness, approved photograph and approved biography in connection with the production (except with respect to Director's acting services should he elect to render such services), exhibition, promotion, advertising, distribution and exploitation of the Picture, provided Director is not depicted as directly or indirectly endorsing any product or service.

9. Force Majeure. In the event the preparation or production of the Picture is materially hampered, interrupted or prevented due to an event of force majeure (as that term is customarily defined in the motion picture industry) including, but not limited to, an act of God, war, riot, civil commotion, tire, casualty, strike, labor dispute, act of any governmental authority or any other reason which is beyond Company's reasonable control, (and provided that Company also suspends the rendition of services by all other personnel on the Picture for such event of force majeure), Company shall have the right to (a) suspend the Agreement (by serving notice of such suspension to Director in writing) while such event continues (and such additional period of time as Company may require to make preparation for the utilization or resumption of Lender's and Director's services) and/or (b) terminate the Agreement (by serving notice of such termination to Director in writing). In the event of a suspension pursuant to this paragraph, Company's obligation to make the payments provided hereunder shall likewise be suspended, except for any payments, which have accrued prior to the suspension, but have not yet been paid; provided that if any other person associated with the Picture has been paid during such suspension, Director shall also be paid. Director shall have the right to work for third parties during the suspension period. Company may not suspend either Lender or Director under this Paragraph 9 unless all other personnel principal cast members and above-the-line crew members are also suspended; and neither Lender nor Director may be terminated under this Paragraph 9 unless all other personnel are also terminated. In the event of a termination pursuant to this paragraph, Company, Lender and Director shall be released and discharged from any further obligation to each other hereunder and the compensation if any theretofore accrued to Lender hereunder when paid shall be deemed payment in full of the compensation payable to Lender; provided however that Company's credit, indemnification and insurance obligations to Lender and Director shall survive any such termination. If Company has exercised its suspension rights with respect to any event of force majeure and subsequently reinstated Lender and Director, then Company may not suspend again for a continuation of the same event of force majeure (other than where such event of force majeure is a strike or anticipated strike by the DGA, WGA and/or SAG). If Company requests Director to remain on location during any such period of suspension, Company shall continue to provide for Director as described in this Agreement. Director shall only be subject to a single suspension for a force majeure event. Director shall be reinstated if production of the Picture is recommenced after a force majeure termination on the terms as set forth herein.

10. Default/DisabiIity. Upon written notice to Lender of any breach by Lender and/or Director of any of the provisions of this Agreement, and provided that Lender and/or Director shall have a reasonable time in light of the time restraints imposed by the production schedule, but in no event to exceed forty eight (48) hours after receipt of written notice to cure such breach (such reasonable time, the “Cure Period") Company shall thereafter immediately have the right, exercisable at any time after the expiration of the Cure Period, to suspend Lender's engagement hereunder and/or to terminate this Agreement by so notifying Lender in writing. If either Lender or Director fail or refuse or neglect for any reason whatsoever to render the services or fulfill the material obligations provided hereunder, or if Lender shall be unable to cause Director to render the services or fulfill the obligations provided hereunder by reason of sickness, disability (and such sickness and/or disability lasts longer than seven (7) consecutive days or fourteen (14) days in the aggregate), death or unavoidable accident, Company shall have the right to (a) suspend the Agreement (by serving notice of such suspension to Director in writing) which such default or disability continues (and such additional period of time as Company may require to make preparation for the utilization or resumption of Lender's and Director's services hereunder) and/or (b) terminate the Agreement (by serving notice of such termination to Director in writing). In the event of a suspension pursuant to this paragraph, Company's obligations to make payments hereunder described shall be suspended, except for any payments that have accrued prior to the suspension, but have not yet been paid. In the event Company elects to terminate the Agreement because of either Lender's or Directors materially uncured default, Company shall have no further obligation to either Lender or Director hereunder, except for Company's credit, indemnity and insurance obligations to Lender and Director. In the event that Company elects to terminate the Agreement because of sickness, disability, death or accident, the compensation if any theretofore accrued to Lender when paid shall be deemed payment in full of the compensation payable to Lender hereunder. At Company's election, (i) a material breach by either Lender or Director of any other agreements entered into between Lender and/or Director and Company ('Other Agreements") will be deemed to be a material breach of this Agreement; and (ii) if Lender's or Director's services are suspended and/or terminated under the Other Agreements, then Company shall have the right to suspend Lender's and/or Director's services hereunder or terminate this Agreement, as applicable.

                11. Representations and Warranties. Lender and Director hereby represent, warrant and agree that:

11.1 Lender is a duly organized and existing corporation in good standing under the laws of its place and country of incorporation, and has the exclusive right, power and authority to enter into this Agreement, to grant the rights agreed to be granted by Lender hereunder and to furnish the services of Director as herein provided under a valid and subsisting exclusive binding contract of employment pursuant to which Lender employs Director for a term extending at least until the completion of all services required of Director hereunder, and if Lender was incorporated outside the United States of America, it is not engaged in any trade or business in the United States and does not have a “permanent establishment" in the United States (as that term is defined in the Tax Treaty between the United States and the country of incorporation), and it does not have any agent in the United States who has, or habitually exercises, general authority to negotiate and conclude contracts on its behalf.

11.2  Lender will make all payments of compensation required to be made to Director on account of the services rendered by Director pursuant to this Agreement and by reason of the exploitation of any rights granted to Company hereunder. Lender will discharge all obligations imposed upon Lender in connection with furnishing Director's services hereunder under applicable local, state, federal and international laws, including, but not limited to, obligations with respect to tax withholdings, worker’s compensation laws, national health insurance, social security and unemployment and disability insurance.

11.3 Neither Lender nor Director is subject to any obligation or disability which will or might prevent Lender or Director from fully keeping and performing all of the material covenants and conditions to be kept or performed by Lender or Director hereunder, and neither Lender nor Director has made nor will make any grant, assignment, commitment or do or permit any act which will or might interfere with or impair the full and complete performance of Lender's and Director's services or Company's full and complete enjoyment and exercise of the rights and privileges granted herein.

11.4 Any and all material written or furnished by Lender and Director hereunder is or will be original, shall not have been exploited in any manner or medium or (provided that Lender and/or Director notifies Company thereof) shall be in the public domain throughout the world, and shall not, to the best of Director's knowledge, infringe upon or violate the right of privacy of, or constitute a libel, slander, or unfair competition against, or violate any common law right, copyright or any other right of any person or entity.

11.5 to the best of Lender and Director's knowledge, there are (and will be) no liens, claims or encumbrances by or through Lender and/or Director which might conflict with or otherwise affect any of the provisions of the Agreement or Company's promotion or exploitation of the Picture (and all rights therein) in any and all media whether now known or hereafter devised throughout the universe in perpetuity; it being agreed, without limiting the generality of the foregoing, that Lender's and Director's representations, warranties, indemnity and grant of rights hereunder shall survive the suspension and/or termination, if ever, of Lender's and Director's engagement in connection with the Picture. Company's indemnity, Company's obligation to accord Director credit as set forth herein and Company's obligation to provide insurance coverage as set forth herein shall survive the suspension and/or termination.

11.6 Lender shall cause Director to deliver the completed Picture in accordance with Company's approved budget (excluding costs and/or delays that are beyond Director's control), production and post-production schedule, delivery date and shooting script (it being understood that neither Lender nor Director shall make any changes in connection therewith, except as provided in Paragraph 2 above, without Company's prior approval).

12. Indemnity. Lender and Director shall defend and indemnify and hold harmless Company and Company's employees and its officers, agent, successors, assign and licensees from and against any and all liabilities, claims, costs, damages and expenses (including reasonable outside attorneys' fees and disbursements) arising out of or in connection with a breach of the foregoing covenants, warranties or representations. Except with respect to matters arising from a breach hereof by Lender and/or Director and/or the gross negligence or willful misconduct of Lender and/or Director, Company shall indemnify Lender, Director, and each of its respective successors, heirs, assigns, administrators, trustees, executors and personal representatives and hold them harmless from and against any and all liabilities, claims, costs, damages and expenses (including reasonable outside attorneys' fees and disbursements) arising out of Company's development, production, distribution and/or exploitations of the Picture and/or any element thereon.

13. No Obligation to Proceed. Company has no obligation to actually use the results and proceeds of Directors services or to make, produce or exploit the Picture; it being understood that in the event Company abandons production of the Picture, it may terminate Lender’s and Director’s services pursuant to this Paragraph 13, Company shall not have any further obligation to either Lender or Director other than the obligation to pay all vested monies theretofore accrued and yet unpaid to Lender hereunder. Further, Company may, at its sole discretion, abandon the Picture at any time without further obligation to either Lender or Director other than the obligation to pay all monies theretofore accrued and yet unpaid to Lender hereunder. Payment of all compensation earned and accrued hereunder, subject to Company's right of termination or suspension, shall fully discharge Company of all of its obligations hereunder.

14. Remedies. Lender agrees that the services to be rendered by Director hereunder and the rights and privileges granted to Company hereunder are of a special, unique, unusual, extraordinary and intellectual character involving skill of the highest order which gives them a peculiar value, the loss of which may be reasonably or adequately compensated by damages in an action at law, and that a breach by either Lender or Director hereunder or the failure of either Lender or Director to render services in accordance with any of the provisions hereof may cause Company to suffer irreparable injury and damage. Lender hereby expressly agrees that Company will be entitled to seek injunctive and other equitable relief to prevent or cure any breach or threatened breach of this Agreement. Resort by Company to injunctive or equitable relief, however, will not be construed as a waiver of any of the rights which Company may have against either Lender or Director for damages or otherwise. Notwithstanding the foregoing, in the event of any breach or alleged breach of this Agreement by Company, Lender's and Director's sole right shall be to seek the recovery of money damages, and neither Lender nor Director shall have any right to terminate or rescind this Agreement or to otherwise enjoin or restrain the production, distribution, advertising or exploitation of the Picture or any rights therein.

15. Publicity. Lender and Director warrant and agree that neither Lender nor Director shall authorize the publication of any news story, magazine article or other publicity or information of any kind or nature relating to the Picture or Lenders and/or Directors services hereunder or to Company or Company's personnel or operations or to any exhibitor or any distributor of the Picture without the prior written consent of Company in each instance; provided, however, that Lender and Director may issue personal publicity solely concerning Director in which the Picture is mentioned incidentally, so long as such references to the Picture, Company or Company's personnel are not derogatory.

16. Premiere. Upon the condition that Lender and Director fully and faithfully perform all of the material services and obligations required to be performed by Lender and Director hereunder and that neither Lender nor Director are in material uncured default hereunder, Company shall provide Director plus one (1) guest with an invitation to attend all major United States celebrity premiere(s) and all major film festivals (if any) of the Picture. If any individual receives travel and expenses to any premiere or film festival, and in the event any such premiere or festival is more than two hundred fifty (250) miles from Director's then current place of residence, Company shall use reasonable good faith efforts to require the distributor of the Picture to provide Director with the following: (i) one (1) round-trip air transportation, if available and if used (only if such transportation is provided to other non-cast members); (ii) hotel accommodations (room and tax only) (only if such accommodations are provided to any other non-cast member); and (iii) reasonable expenses incurred in connection with or arising from the attendance of Director at any such premiere or festival (only if such expenses are reimbursed for any other non-cast member). All provisions contained in this Paragraph 16 shall be on a most favored nations basis with all other producers rendering services in connection with the Picture (ie, if any other producer is accorded air transportation, accommodations and/or expenses for any premiere or festival, Director shall also receive air transportation, accommodations and/or expenses for such premiere or festival). If Director receives the same or similar benefits under the terms of a "Literary Purchase Agreement" between Purchaser and Lender dated April 1, 2007, then Director shall be only entitled to such premiere invitations and/or transportation and expenses so as not cause a duplication of benefits accorded to Director hereunder.

17. Errors & Omissions Insurance. Company shall add Lender and Director as additional insureds under Company's errors and omissions and general liability policies in connection with the Picture, if any, subject to the terms and conditions of said policy, including any deductible or policy limits; provided, however, the inclusion of Lender and Director on said policy will relieve neither Lender nor Director from his  representations, warranties and indemnities contained herein.

18. Union Agreement and Membership. Company hereby warrants and represents that it will be a signatory in good standing with the Directors Guild of America, and shall be subject to the terms and conditions contained within the DGA Agreement no later than the commencement of principal photography for the Picture. To the extent that any provision in this Agreement conflicts with the mandatory provisions of any collective bargaining agreement applicable to and binding upon Company in connection with the rendition of Director's services hereunder, including, without limitation, the DGA Agreement (the “Union Agreement"), the Union Agreement shall prevail; provided, however, that in the event of such conflict, the affected provisions of this Agreement so affected shall be curtailed and limited only to the extent necessary to permit compliance with the minimum mandatory terms and conditions of the Union Agreement. To the extent and during such period as it may be lawful for Company to require Director to do so, Lender shall cause Director to become and remain a member in good standing of any appropriate union(s), including, without limitation, the Directors Guild of America. If Director fails, neglects or refuses to become a member in good standing of any such union(s), Company shall have the right at Company's sole election (in addition to its other rights and remedies hereunder) to terminate this Agreement or to pay on Director's behalf any required dues, fees or other payments to such union(s) and in the event of any such payment, Company may deduct the amounts paid by Company from any compensation otherwise payable to Lender hereunder. Company shall acquire the maximum rights permitted to be acquired pursuant to the Union Agreement. Director agrees to the content of any and all waivers that Company may obtain from any relevant union. Company shall not be entitled to apply overscale compensation for Director's services in connection with the Picture in reduction of any other payments due Lender and/or Director under the Agreement or of any union or guild residual payments or to cross collateralize contingent compensation with union or guild residual payments or vice versa. Company agrees to pay on behalf of Lender directly to the proper authority concerned all applicable DGA union pension, health and welfare fund contributions; provided, however, in no event shall the aggregate amount of such payments exceed the total of all similar payments which Company would be required to make had Company employed Director directly. Any such payments will be treated by Company for United States federal, state and local tax purposes as additional income paid by Company to Lender and as if Lender made such payment to the proper authority concerned.

19. Jurisdiction. This Agreement shall be governed by and construed pursuant to the laws of the State of New York, United States of America applicable to agreements executed and to be performed entirely therein.

20. Commitment to Others. Neither Lender nor Director shall have any right or authority to nor shall employ any person in any capacity, nor contract for the purchase or rental of any article or material, or make any commitment, agreement or obligation whereby Company shall be required to pay any monies or other consideration without Company's prior written consent in each instance.

21. DVD For Private Use: Upon condition that Director shall substantially perform all of the material services and obligations required to be performed by Director hereunder and that Lender and/or Director is not in material default hereunder, Company shall furnish Director (for Director's private, non-commercial use) with one (1) DVD copy of the Picture, when the same is manufactured and generally commercially available.

22. Office/Assistant: Company shall make best efforts to provide an intern for Director during the course of production and provide Director with access to Company's offices during the course of production.

23. Subsequent Production: If within seven (7) years after the initial general theatrical release (if any) of the Picture, if Company or its assignee elects (in its sole discretion) to create an initial live action theatrical sequel to and/or an initial live action theatrical prequel to and/or the initial live action theatrical remake of the Picture (collectively the “Theatrical Production") and provided Director receives sole “Directed by" credit for the Picture and is then active as a director in the theatrical motion picture industry and is available as, when and where reasonably required by Company, then Company shall first negotiate in good faith (within Company's standard parameters but in no event upon financial terms for Director's directing services less favorable to Director than the financial terms as set forth in this Agreement) with Director on the direction for the first such Theatrical Production. If Producer and Director fail to agree on terms for Director's services on such Theatrical Production within thirty (30) days following Company's service of notice on Director of the commencement of negotiations therefore, if Director is unavailable, or if Director elects not to direct, then Company shall the right to engage another director(s) and shall have no further obligation to Director. If Company and Director enter into such an agreement for the initial Theatrical Production, such agreement shall contain a provision substantially similar to this Paragraph 23.

24. Miscellaneous.

24.1 This Agreement contains the entire understanding of the parties relating to the subject matter hereof and cancels and supercedes any prior understandings or agreements whether written or oral of the parties. Lender and Director acknowledge that no representation or agreement not expressly contained in this Agreement has been made by Company or any of its agents, employees or representatives to either Lender or Director. This Agreement may not be modified or amended except in writing signed by the party to be charged.

24.2 All written notices which either party hereto is required or may desire to give to the other shall be given by delivering or mailing the same to the other at the address shown on the face hereof, or at such other address as may be designated in writing by any such party in a notice to the other given as aforesaid. Notices shall be sufficiently given when hand-delivered or when the same shall be deposited so addressed, postage prepaid, in the mail and/or when the same shall have been transmitted by facsimile or similar means and three (3) days after mailing of said delivery, mailing or transmission shall be the date of the giving of such notice. Copies of all notices to Company shall be sent to Emerson E. Bruns, PLLC, 1790 Broadway, 20th Floor, New York, NY 10019, Attn.: Emerson E. Bruns, Esq. Copies of all notices to Lender and/or Director shall be sent to Myman Abell Fineman Fox Greenspan Light, LLP, 11601 Wilshire Blvd., Suite 2200, Los Angeles, CA 90025-175S, Attn.: Thomas J. Fineman, Esq.

24.3 Within five (5) business days after Lender’s and/or Director’s receipt of written request from Company, Lender and/or Director shall execute, acknowledge and deliver to Company any and all further documents or instruments consistent herewith necessary to carry out the purposes and intent of this Agreement. Lender and Director hereby irrevocably appoint Company (which appointment Lender and Director acknowledge is a power coupled with an interest) the true and lawful attorney-in-fact of Lender and Director to execute, acknowledge and deliver any such document or instrument if Lender and/or Director shall fail or refuse to execute, acknowledge or deliver the same within such period. If Company signs any documents as either Lender’s or Director’s attorney-in-fact, Company will provide Lender and/or Director with copies of such documents; provided, however, that inadvertent failure to do so shall not be deemed a breach of this Agreement.

24.4 In no event shall either Lender or Director be provided with transportation, a per diem, invitations to premieres or other benefits pursuant to this Agreement, or Other Agreements so as to result in double benefits to either Lender or Director.

24.5 This Agreement is not a partnership between or joint venture by the parties hereto and neither is the agent of the other. This Agreement is not for the benefit of any third party, whether or not referred to herein. Captions and organization are for convenience only and shall not be used to construe meaning. A waiver of any breach shall not waive a prior or subsequent breach. All remedies shall be cumulative and pursuit of any one shall not waive any other. This Agreement may be signed in counterpart, each of which shall be deemed an original, but all of which together shall constitute the Agreement.

IN WITNESS HEREOF, the parties hereto have executed this Agreement the day and year first above written.

ACCEPTED AND AGREED:

BUZZ KILL, INC.

By:  /s/ Thomas Hanna
An Authorized Signatory

SEASMOKE. INC.

By:  /s/ Steven Kampmann
An Authorized Signatory
EIN: 95-3670317

EXHIBIT "A"

Definition and Application of Proceeds

This Exhibit "A" is attached to and made part of that certain agreement, dated as of April 13, 2007 by and between Buzz Kill, Inc. a New York corporation (therein and herein referred to as "Producer" or "Company") and Seasmoke, Inc. f/s/o Steven Kampmann (therein and herein referred to as "Lender", "Director" or "Participant").

A. Gross Proceeds: As used herein, the term "Gross Proceeds" shall be defined as all gross monies actually received by or on behalf of, or credit to Company from the licensing, distribution and other exploitation of any and all rights of every kind, nature and description in and to the feature length motion picture currently entitled "Buzz Kill" (the "Picture") and all elements therein in any and all media throughout the universe.

B. Deductions From Gross Proceeds: There shall be deducted from Gross Proceeds the aggregate of the following, which shall be deducted on a continuing basis and shall be deemed recouped by Company in the order listed:

(l) Distribution Expenses: All actual, direct, out of pocket and verifiable costs and expenses incurred in connection with the distribution, exploitation and turning to account of the Picture of whatever kind or nature, to the extent that the same are neither included in the cost of production of the Picture or paid by any distributor or licensee appointed by Company. If Company reasonably anticipates that such distribution expenses will be incurred in the future, Company may, for a reasonable time, set up appropriate reserves therefore. Such distribution expenses shall include, without limitation: (a) all actual, direct, out of pocket and verifiable costs in preparing and delivering the Picture for distribution; (b) any and all actual, direct, out of pocket and verifiable costs and expenses in connection with changing the title of the Picture, re-cutting, re-editing or shortening or lengthening the Picture for release in any territory or for exhibition on television or other media or in order to conform to the requirements of censorship authorities; (c) all actual, direct, out of pocket and verifiable sums paid or accrued on account of sales, use, receipts, income, excise, remittance or other taxes (however denominated) to any governmental authority assessed upon the negatives, duplicate negatives, prints or sound records of the Picture or upon the use or distribution of the Picture or upon the revenues derived therefrom or any part thereof or upon the remittance of such revenues or any part thereof, (provided that no event shall Company's own United States Federal or State income taxes and franchise taxes based on Company's net income or income taxes payable to any country or territory by Company based on the net earnings of Company in such country or territory be deductible hereunder); (d) any and all actual, direct, out of pocket and verifiable sums paid or accrued on account of duties, customs, and imposts, costs of acquiring permits and any similar authority to secure the entrance, licensing, exhibition, performances use or televising of the Picture in any country or part thereof; (e) actual, direct, out of pocket and verifiable expenses of transmitting to the United States any funds accruing to Company from the Picture in foreign countries; (f) all actual, direct, out of pocket and verifiable costs and expenses, including reasonable outside attorneys' fees, loss, damage or liability suffered or incurred by Company in connection with; any action taken by Company (whether by litigation or otherwise) in copyrighting, protecting and enforcing the copyright of or other rights and sources of revenue to be derived from, the Picture; (g) the collection of any and all sums due to Company from any distributor or licensee appointed by Company in connection with the Picture; (h) preventing and/or recovering damages for unauthorized exhibition or distribution of the Picture or any impairment of, incumbrance on or infringement upon the rights of Company in and to the Picture; (i) auditing of books and records of any distributor or licensee appointed by Company and other accounting costs associated with the distribution of the Picture; (j) all amounts paid or payable to or for the benefit of actors, writers, composers, directors or others, pursuant to applicable collective bargain agreements and/or any law or governmental regulation or decree now or hereafter in force by reason of and/or as a condition or consideration for any, exhibition, use, reuse, rerun, performance, sale, license and/or distribution of the Picture and/or copies of all or any part thereof on television, supplemental markets or otherwise (herein "Residuals"), together with all taxes, pension fund contributions' and other costs payable in respect of such Residuals and in respect of percentage participations in the Picture, provided that if any net proceeds Participant under this Agreement or a principal stockholder of any Participant or their respective heirs, executors, administrators, successors or assigns, are entitled either directly or by way of participation in any pension fund to any such Residuals, the amount pay-able on account thereof shall be treated as an advance against the participant's net proceeds participation hereunder; (k) the cost of all insurance (to the extent the same is not included in the cost of production of the Picture) covering or relating to the Picture including, but not limited to, errors and omissions insurance.

(2) Production Deferments: Any amount not paid in connection with the cost of production of the Picture and payable after deduction of those expenses listed in, Section I above, to any party providing rights, materials, services or facilities in connection with the production of the Picture, as a fixed sum the payment of which, vests upon the expiration of a period of time and/or the attainment of a specified level of receipts of the Picture, whether or not such deferment is defined or computed in the same manner as set forth in this Exhibit "A".

(3) Recoupment of Financing/Cost of Production and Premium: To the financier of the Picture an amount equal to one hundred twenty percent (120%) percent of the financier's financial contribution and thereafter, to third parties, if any, for repayment of all actual, direct, out of pocket and verifiable costs of production and other related costs with respect to Picture ("Production Cost"). Company hereby confirms that there are no overhead or interest charges. Further, Company hereby confirms that there will be no cross-collateralization with any other motion picture projects and no over-budgeting and abandonment.

(4) Other Deferments: Any amount not included in the cost of production of the Picture and payable after deduction of those expenses listed in Sections 1, 2 and 3 above, to any party providing rights, materials, services or facilities in connection with the production of the Picture, including Participant, as a fixed sum the payment of which vests upon the expiration, of a period of time and/or the attainment of a specified level of receipts of the Picture, whether or not such deferment is defined or computed in the same manner as set forth in this Exhibit "A."